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                                                                   EXHIBIT 10.13

               SOFTWARE SALE, LICENSE AND DEVELOPMENT AGREEMENT

This is a Software Sale, License and Development Agreement ("Agreement") dated as of January 20, 1999, (the "Effective Date") by and between Empower Health Corporation ("EHC"), a Texas corporation having a place of business at 8920 Business Pass Drive, Austin, Texas 78759 and HealthMagic, Inc. ("HMI"), a Delaware corporation having a principal place of business at 1444 Wazee Street, Suite 210, Denver, Colorado 80202 (individually a "party" and collectively, the "parties").

     In consideration of the obligations stated in this Agreement, and other good and valuable consideration received by each of the parties, the parties agree as follows:

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PART I.   PURPOSE AND SCOPE OF AGREEMENT; DEFINITIONS

1.   PURPOSE AND SCOPE OF AGREEMENT

A. HMI is a corporation engaged in developing, marketing and providing innovative Internet-enabled health information technology systems and applications including, without limitation, the Lifelong Health Record or "LHR" (as further defined below). EHC is a corporation engaged in the business of developing, marketing and maintaining an integrated suite of Internet enabled consumer oriented software applications and services including, but not limited to, Dr. Koop's Personal Medical Record System or "PMR" (as further defined below), Dr. Koop's Community and advertising and promotional services on the Internet at the web site http://www.drkoop.com (the "EHC Web Site"). The
                         ---------------------
parties have entered into this Agreement under which: (i) EHC will sell Dr. Koop's Personal Medical Record System to HMI; (ii) HMI will further develop its existing Web-Based LHR and develop a Client-Based LHR using PMR as a starting point; (iii) HMI will grant EHC the right to "frame" or "embed" the Web-Based LHR into the EHC Web Site; (iv) HMI will grant EHC the right to use certain software tools; and (v) HMI will grant EHC the right to use and distribute LHR in association with EHC Web Site.

     The execution, delivery and effectiveness of this Agreement are contingent upon the simultaneous execution and delivery of: (i) that certain Investment Agreement by and among Adventist Health System Sunbelt Healthcare Corporation ("Adventist"), EHC and HMI dated January 20, 1999; and (ii) that certain Master Community Partner Program Agreement by and between Adventist and EHC dated January 20, 1999.

2.   DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings given below or in the context in which the term is used, as the case may be.

______________________

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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A.   "Affiliate" shall mean, with respect to a party to this Agreement, any entity that directly or indirectly controls, or is under common control with, or is controlled by, such party. As used above, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

B. "Acquired Assets" shall mean the Acquired Product, the Acquired Documentation and the Acquired Intellectual Property Rights in such Acquired Assets.

C. "Acquired Documentation" shall mean any and all documentation relating to or associated with the Acquired Product that EHC owns, to the best of EHC's knowledge, on the Effective Date.

D. "Acquired Intellectual Property Rights" shall mean all of the following as they relate to the Acquired Assets:

     (1) All right, title and interest, under the laws of any country, in patents and applications for patents and any other government-issued indicia of invention ownership;

     (2) All right, title and interest in all trade secret rights arising under the laws of any country;

     (3) All rights of copyright and all other literary property and author rights (including moral rights) whether or not copyrightable, under the laws of any country, and all right, title and interest in all copyright registrations or applications for copyright registration;

     (4) All right, title and interest in all technical data (excluding data of EHC end users), whether or not protectable by patent, copyright or trade secret laws; and

     (5) All right, title and interest in all causes of action arising under the patent, copyright, trade secret or other laws of any jurisdiction, which causes of action have not been asserted as of the Effective Date.

E. "Acquired Product" shall mean Dr Koop's Personal Medical Record System ("PMR") (including all present and predecessor versions thereof and all works in progress relating to its correction, enhancement or modification), including both source code and object code versions and all supplements, enhancements and modifications thereto created by EHC or otherwise, and all audio and/or visual elements. In addition, Acquired Product includes the framework used for the development of PMR, whether stand-alone or web based. HMI hereby acknowledges that the PMR has not been completed and is not a fully functional software program.

F. "Certifying Authority" shall mean HMI or such other trusted third-party central administrator: (i) willing to verify the identities of those to whom it issues certificates and their association with a given key; (ii) that have a trustworthy public key (that is either publicized or provided with a certificate from a higher level Certifying Authority attesting to the validity of its public key); (iii) whose subject identification requirements (e.g., driver's license, notarized form, fingerprints) engender a high level of confidence to the certified name-key binding; and (iv) that are capable of issuing Digital Certificates (including, without limitation, signing the Digital Certificate) to authenticate the binding between the subject (end user's) name and the subject's public key.

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G.   "Client-Based Lifelong Health Record" or "Client-Based LHR" shall mean
HMI's proprietary client-based version of LHR made up of: (i) proprietary interactive web-browser compatible pages, or other programs, which are installed and executed locally on an end user's computer and contain functionality enabling end users to retrieve, document, track and populate their own personal health information; and (ii) a local "Repository" that is installed and executed locally on the end user's computer and stores that end user's health data and such other information as mutually agreed upon by the parties within ninety (90) days of the Effective Date (or failing mutual agreement through the binding arbitration procedure described in Part VII.11.D). The Client-Based LHR includes any Updates, Releases, new Versions, modifications or derivative works of the Client-Based LHR produced by HMI or on HMI's behalf.

H. "Digital Certificate" shall mean a digital certificate as defined by the International Telecommunications Union ("ITU-T") X.509 standard, version 3. As a general matter, a Digital Certificate: (i) is a document attesting to the binding of a public key to an individual or other entity; (ii) enables the verification of a claim that a specific public key does in fact belong to a specific individual; and (iii) contains information including version, serial number, signature algorithm ID, issuer name (i.e., the Certifying Authority that issued the Digital Certificate), validity period, subject (user) name, subject public-key information, issuer unique identifier, subject unique identifier, extensions and the signature of the Certifying Authority that issued the Digital Certificate on the foregoing. Digital Certificates are stored on the subject's (end user's) computer.

I. "Dr. Koop's Personal Medical Record" or "PMR" shall mean EHC's proprietary desktop application which includes, but is not limited to the Electronic Medical Record module.

J. "End Users" shall mean any hospitals, insurance companies or other entities (including their consumers) and individuals visiting the EHC Web Site.

K. "End-User Data" shall mean the information provided by end users or on behalf of end users, with their authorization, in the process of using LHR. Ownership of End-User Data shall in no way be altered by this Agreement.

L. "Health Talk Tool" shall mean HMI's proprietary underlying infrastructure that supports the construction of secure health applications that enable the sharing of sensitive information on the public Internet and World Wide Web. Key features enable a trusted identity for every person accessing sensitive information, the specification of security policies independent of the application, the optional generation of the applications that enforce the security policies, and the decentralized assignment of roles to employees of providers and health plans. Software deliverables include: (i) the Visual HealthTalk Studio that enables the entry of meta-data; (ii) the generator itself; (iii) a tool for building implementations; (iv) Test Suite 98; (v) an Administration Console; (vi) Charter Editor; and (vii) a Batch Enroller. The Health Talk Tool includes any and all Updates, Releases, new Versions, modifications or derivative works of the Health Talk Tool produced by HMI or on HMI's behalf.

M. "Health Vectors" shall mean, for any particular LHR end user, collections of health-related data that profiles such end user in his or her role as a health care consumer which data is generated through the use of the Health Vector software embedded in the LHR. Different kinds of Health Vectors include, but are not limited to: (i) health and illness data (e.g., health status, symptoms, important diagnoses, most recent encounters, medications, recent treatments); (ii) interests and needs data (i.e., information used and requested by the consumer); (iii) demographic data (e.g., name, mailing address, gender, age, race); (iv) registration data (e.g., plan identification, member identification and enrollment information);

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and (v) transaction data (i.e., a summary of the transactions encountered within the service by the end user).

N. "Health Vectors Tool" shall mean HMI's proprietary software development tool which enables the tailoring of user/computer interactions based on the user's profile. As of the Effective Date the profile includes age, gender and health interests but the Health Vectors Tool is architected to profile many different dimensions each called a vector. Based on the specific health profile that is comprised of various health data, screens are assembled that contain articles, Weblinks and Preventive Guidelines tailored to the individual for various sections of a Web service. Software deliverables include: (i) Content Attribute Studio; (ii) Active X DLL that represents the application; (iii) Health Vector Publisher; and (iv) the associated data base schema. The Health Vectors Tool includes any and all Updates, Releases, new Versions, modifications or derivative works of the Health Vectors Tool produced by HMI or on HMI's behalf.

O. "Health Tool Application" shall mean any application created using the Health Talk Tool or the Health Vectors Tool.

P. "Lifelong Health Record" or "LHR" shall mean the Web-Based LHR, EHC LHR (as defined in Part IV.3.B) and the Client-Based LHR.

Q. "Personal Medical Record" shall have the meaning provided in Exhibit D to this Agreement.

R. "Release Number" shall mean the second decimal place in the number assigned to any software by the supplier of such software (e.g., the Release Number of XYZ 6.1.23 would be 1). A new "Release" means a software upgrade that adds new features, corrects bugs or defects and in which the Release Number is incremented while the Version Number remains unchanged (e.g., XYZ 6.2.0 would be a new Release as compared to XYZ 6.1.23).

S. "Update Number" shall mean the third decimal place in the number assigned to any software by the supplier of such software (e.g. the Update Number of XYZ
6.2.23 would be 23). A new "Update" means a software upgrade that provides bug fixes or other minor corrections in which the Version Number and Release Number remain unchanged and, if the number assigned to the software by the supplier, the Update Number is incremented (e.g. XYZ 6.1.24 would be a New Update as compared to XYZ 6.2.23).

T. "Version Number" shall mean the first decimal place in the number assigned to any software by the supplier of such software (e.g., the Version number of XYZ 6.2.23 would be 6). A new "Version" means a major software upgrade that adds substantial new features or other significant changes in which the Version Number is incremented (e.g., XYZ 7.0.0 would be a new Version as compared to XYZ 6.2.23).

U. "Web-Based Lifelong Health Record" or "Web-Based LHR" shall mean: (i) HMI proprietary interactive Internet-enabled pages which reside on HMI servers, that are accessible from HMI licensed web sites containing links to such pages through a digital certification process ("LHR Enabled Sites") (the EHC Web Site will be an example of such a web site), and contain functionality enabling end users to retrieve, document, track and populate their own personal health information in a secure fashion from any LHR Enabled Site; and (ii) HMI's proprietary database or "Repository", housed on HMI's servers, that stores each end user's Health Vectors. The Web-Based LHR includes any and all Updates, Releases, new Versions, modifications or derivative works of the Web-Based LHR produced by HMI or on HMI's

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behalf. Supported Versions (as defined in Part IV.3.C(3)) of Web-Based LHR shall reside on servers specifically designated to HMI at a Third-Party Secured Site (as defined in Part IV.2.B).

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PART II.  SALE OF ACQUIRED ASSETS

1.   SALE, ASSIGNMENT AND TRANSFER OF ACQUIRED ASSETS TO HMI

A. EHC hereby irrevocably sells, assigns and transfers to HMI all of EHC's right, title and interest in and to the Acquired Assets. This exclusive grant of rights shall include, but is not limited to, the rights to (i) offer, market, publish, reproduce, distribute, transmit, adapt, maintain, prepare derivative works, sell, license or otherwise make use of the Acquired Assets (including, without limitation, all subsequent editions, revisions, supplements to, and versions of the Acquired Assets, regardless of length, nature or state of development) throughout the world in any form or medium and in any language, and
(ii) to license or otherwise transfer to others the rights commensurate herewith in connection with the Acquired Assets.

B. As of the Effective Date, HMI shall have the right to obtain and hold in its own name any intellectual property rights in and to the Acquired Assets and all copies and derivative works made therefrom (which shall include, but not be limited to, the right to file patent, copyright and trademark applications in the U.S. and throughout the world for the Acquired Assets in the name of HMI). EHC hereby agrees that HMI may act as attorney-in-fact to execute any documents that HMI deems necessary to record this grant with the U.S. Patent and Trademark Office, the U.S. Copyright Office or elsewhere. EHC agrees that it will execute any documents or take any other actions as may reasonably be necessary, or as HMI may reasonably request, to establish, confirm and defend HMI's ownership of, and intellectual property rights in and to, the Acquired Assets and all copies and derivative works made therefrom. The cost of recording and registering ownership rights in the Acquired Assets shall be borne solely by HMI.

C. As of the Effective Date, EHC shall deliver to HMI a complete set of all complete and partial copies of the Acquired Assets in all forms (including, without limitation, source code and object code for software components). The source code for the Acquired Product delivered shall contain such code, libraries and other source components so that, when compiled, linked and otherwise manipulated to create the runtime/executable image for the Acquired Product, creates a complete and fully operational run-time/executable version of the Acquired Product. Notwithstanding the foregoing, EHC shall not be required to deliver any third party software development tools and third party components used in the creation of the Acquired Assets.

D. EHC reserves the right to request HMI to complete development of PMR in a commercially reasonable manner, pursuant to a client opportunity. In the event HMI elects to complete development of PMR pursuant to EHC's request, upon completion of development of PMR, HMI shall license use of PMR to EHC under the same terms as LHR under this Agreement (including, without limitation, the revenue sharing provisions set forth in Part VI which shall apply to PMR in the same manner as they apply to LHR). In the event HMI elects not to accept EHC's request, then HMI shall grant a license in and to PMR to EHC under commercially reasonable terms to complete PMR and use PMR, provided that such license shall be subject to revocation in the event EHC does not proceed in a commercially reasonable manner to meet the client opportunity.

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2.   REPRESENTATIONS AND WARRANTIES BY EHC

     Except as otherwise disclosed in Exhibit C. EHC represents and warrants to HMI, as of the Effective Date, as follows:

A. EHC is the sole and exclusive legal and equitable owner of and holds good, clear and marketable right and title to the Acquired Product and Acquired Documentation including, without limitation, all Acquired Intellectual Property Rights in the Acquired Product and Acquired Documentation. The Acquired Assets are not subject to a license (other than the licenses contained in this Agreement) and are not subject to any lien, security interest, royalty obligation or other interest or claim of any kind. EHC has the sole right to bring actions for infringement of any Acquired Intellectual Property Rights in the Acquired Product and Acquired Documentation. Except for this Agreement, neither the Acquired Product, nor any Acquired Documentation are subject to any escrow.

B. EHC is a corporation duly organized and validly existing under the laws of Texas and the execution of this Agreement by EHC and the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of EHC and neither the execution of this Agreement by EHC, nor the transactions contemplated by this Agreement, nor compliance by EHC with any of its provisions, violates any judgment or order of any court, arbitrator, or administrative agency applicable to EHC or any of its properties or assets.

C. To the best of EHC's knowledge, there are no pending or threatened disputes or controversies with EHC's suppliers, customers, consultants, distributors and others having business relations with EHC relating to the Acquired Assets, nor any valid basis for a dispute.

D. To the best of EHC's knowledge, there are no suits, proceedings, or investigations pending or threatened against EHC before any court, arbitrator or agency based upon or challenging the ownership or use of the Acquired Assets, including claims for breach of warranty or products liability. There is no judgment or order entered against EHC which might have a material adverse effect on the value of the Acquired Assets to HMI. No third party is asserting the invalidity of this Agreement or seeking to prevent any of the transactions contemplated by this Agreement.

E. Neither the execution by EHC of this Agreement, nor compliance by EHC with its terms and conditions will (a) conflict with, or result in a breach or violation of any provision in the documents under which EHC is incorporated, any award of any arbitrator in a matter as to which EHC is a party, or any other agreement or U.S. Government regulations relating to prohibitions on transfer or export of technology to which EHC is subject, or (b) result in the creation of any lien upon the Acquired Assets. EHC is not a party to, or otherwise subject to any provision contained in any agreement which restricts or otherwise limits the transfer of the Acquired Assets (including, but not limited to, any loan agreement). EHC is not a party to any license (other than the licenses contained in this Agreement), joint venture or similar affiliation involving the Acquired Assets.

F. To the best of EHC's knowledge: (a) The Acquired Assets (including all Acquired Intellectual Property Rights) and the marketing, reproduction or use of the Acquired Assets do not infringe upon any patent, copyright, trademark, trade secret or other proprietary right of any third party; (b) no proceedings have been instituted, are pending or are threatened which challenge the rights of EHC under or the validity of the Acquired Intellectual Property Rights; (c) none of the Acquired Intellectual Property Rights is being infringed upon by others; and
(d) without regard to EHC's knowledge, none of the Acquired Intellectual Property Rights is subject to any outstanding order or judgment. EHC has taken all steps reasonably necessary to protect the Acquired Intellectual Property Rights in the Acquired Assets,

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including, but not limited to, utilization of the proper statutory form of copyright notice on all copies of the Acquired Product and Acquired Documentation commercially distributed prior to the Effective Date. The representations and warranties set forth in this Part II.2.F (a) shall survive termination or expiration of this Agreement for injuries which arose prior to termination or expiration.

G. (a) No source code included in the Acquired Product or Acquired Documentation has been disclosed to any third party by EHC or any EHC representative, agent or partner; and (b) any EHC employee, who has been directly involved in the development of the Acquired Product and Acquired Documentation has executed a confidentiality and nondisclosure agreement covering the source code and other non-public information contained in the Acquired Product and Acquired Documentation.

H. The set of materials provided to HMI by EHC pursuant to Part II.1.C constitutes a complete set of all full and partial copies of the Acquired Assets in all forms (including, without limitation, source code and object code for software components) that EHC owns, to the best of EHC's knowledge, as of the Effective Date.

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PART III. LICENSE TO HMI PRODUCTS

1.   LICENSE

A. Except as set forth in Part VI.1, HMI hereby grants EHC a * * *, nonexclusive, nontransferable, world-wide and fully paid-up right and license commencing on the Effective Date: (i) to use, copy, as well as offer and distribute to End Users under HMI's standard license, solely in conjunction and integrated with EHC's software medical applications and services, the Client-Based LHR (including the Client-Based EHC LHR and upon their initial release);
(ii) to use, copy and display in a manner "framed" by or "embedded" within the EHC Web Site content, as well as offer and distribute to End Users under HMI's standard license terms, solely in conjunction and integrated with EHC's Web Site, the Web-Based LHR (including the Web-Based EHC LHR and upon their initial release); and (iii) to use internally in its own business, copy, (as well as use to develop, offer and distribute, under EHC's standard license, Health Tool Applications), the Health Talk Tool and the Health Vectors Tool; provided, however, EHC may not develop or contract for the creation of Health Tool Applications that, in the reasonable discretion of HMI, compete with the Health Talk Tool or the Health Vectors Tool. HMI hereby grants to EHC the same licenses to the manuals related to LHR, solely for use with the LHR (the "LHR Documentation"). This license includes any and all Updates, Releases and new Versions of LHR, Health Talk Tool and Health Vector Tool that may be provided to EHC from time to time.

B. HMI shall submit the standard licenses for EHC End Users referenced in Part III.1.A (i) and (ii) to EHC for review and approval, which approval shall be not unreasonably withheld or delayed. EHC shall submit its standard license referenced in Part III.1.A (iii) to HMI for review and approval, which approval shall be not unreasonably withheld or delayed.

C. EHC acknowledges and agrees that HMI represents that the LHR, Health Talk Tool, Health Vectors Tool, and related materials ("HMI Materials") are owned by and shall remain the sole property

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* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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of, HMI, that the HMI Materials contain, embody and are based on patented or patentable inventions, trade secrets, copyrights and other intellectual property rights (collectively, "IP Rights") owned or controlled by HMI and that HMI shall continue to be the sole owner of all IP Rights in and to the HMI Materials, including, without limitation, any derivative works of the HMI Materials produced by HMI or on HMI's behalf. EHC agrees that it will provide all reasonable cooperation and assistance to HMI, at HMI's expense, in taking any action necessary or appropriate to establish, confirm and defend HMI's IP Rights, including, without limitation, the preparation, filing and prosecution of patent, copyright and trademark applications and the offering of testimony and other support in connection with any legal proceedings brought by or against HMI relating to HMI's IP Rights.

D. EHC agrees not to modify, translate, reverse engineer, decompile, disassemble or extract, as applicable, any ideas, algorithms or procedures from the whole or any part of the HMI Materials for any reason and shall include this restriction in all relevant agreements with third parties, (including but not limited to license agreements and consulting agreements) relating to the HMI Materials.

E. EHC agrees to reproduce and include HMI's copyright, trademark, and other proprietary rights notices on any copies of the HMI Materials and the LHR Documentation, including partial copies and copied materials in derivative works.

2.   HMI WARRANTIES AND REMEDIES FOR BREACH OF WARRANTY

A.   HMI represents and warrants to EHC, as of the Effective Date, as follows:

     (1) HMI is a corporation duly organized and validly existing under the laws of Delaware; and the execution of this Agreement by HMI, and the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of HMI and neither the execution of this Agreement by HMI, nor the transactions contemplated by this Agreement, nor compliance by HMI with any of its provisions violates any judgment or order of any court, arbitrator, or administrative agency applicable to HMI or any of its properties or assets.

     (2) To the best of HMI's knowledge, there are no pending or threatened disputes or controversies with HMI's suppliers, customers, consultants, distributors and others having business relations with HMI relating to the LHR, Health Talk Tool and Health Vectors Tool, nor any valid basis for a dispute.

     (3) To the best of HMI's knowledge, there are no suits, proceedings, or investigations pending or threatened against HMI before any court, arbitrator or agency based upon or challenging the ownership or use of the LHR, Health Talk Tool and Health Vectors Tool, including claims for breach of warranty or products liability. There is no judgment or order entered against HMI which might have a material adverse effect on the value of the license rights granted to EHC pursuant to this Agreement. No third party is asserting the invalidity of this Agreement or seeking to prevent any of the transactions contemplated by this Agreement.

     (4) Neither the execution by HMI of this Agreement, nor compliance by HMI with its terms and conditions will (a) conflict with, or result in a breach or violation of any provision in the documents under which HMI is incorporated, any award of any arbitrator in a matter as to which HMI is a party, or U.S. Government regulations relating to prohibitions on transfer or export of technology to which HMI is subject.

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B.   Subject to Part III.2.E below, HMI warrants that, during the thirty (30)
days immediately following the delivery of LHR (the "Warranty Period"): (i) performance of LHR as delivered will not deviate materially from its specifications as set forth in the LHR Documentation (the "LHR Specifications"); and (ii) any date sensitive software components (i.e., software components the functionality of which includes processing, providing and/or receiving date data) of LHR will be year 2000 compliant (i.e., will, when used in accordance with associated documentation be capable of correctly processing, providing and/or receiving date data from, into, within or between the twentieth and twenty-first centuries). For purposes of Part III.2.A (ii) the Warranty Period shall be from the initial delivery of LHR until December 31, 2000. If EHC believes there has been a breach of this warranty and so notifies HMI in writing within the Warranty Period, then HMI will promptly investigate the matter to determine the nature of the suspected breach. If it is determined that there has been a breach of this warranty, then HMI's sole obligation, and EHC's exclusive remedy, will be for HMI to correct or modify LHR to make it perform as warranted. With respect to the year 2000 warranty, HMI will additionally use commercially reasonable efforts to reconstitute and/or repair any LHR-stored data files damaged as a result a year 2000 compliance failure caused by LHR.

C. Subject to Part III.2.E below, HMI warrants that LHR shall not: (a) constitute, or contain material that would constitute, libel, defamation or slander; or (b) constitute, or contain material that would constitute, an invasion of the rights to publicity of any third party or other similar right. Except as set forth in Part VII.2.C, to the extent the breach of this Part III.2.C is due to content not developed or owned by HMI, HMI's exclusive liability and EHC's sole remedy for breach of this Part III.2.C shall be for HMI to remove any content which is the subject of the warranty claim in a commercially reasonable timely fashion.

D. Subject to Part III.2.E below, HMI warrants that the LHR, Health Talk Tool and the Health Vectors Tool do not infringe any third party copyrights, patents or trademark or misappropriate any trade secrets rights of a third party. If a third party brings an action against EHC making allegations which, if true, would constitute a breach of this warranty for which HMI is responsible, or if HMI anticipates such an action, HMI shall have the option, at its expense, to:
(i) modify the infringing item(s) to be noninfringing without materially changing the functionality of such item(s); or (ii) obtain for EHC a license to continue using such item(s). This Part III.2.D and Part VII.2.C state HMI's entire obligation to EHC and EHC's sole remedy with respect to any claim of intellectual property infringement with respect to LHR, the Health Talk Tool and the Health Vectors Tool.

E. HMI is not responsible for any claimed breaches of the foregoing warranties set forth in Part III.2 caused by: (i) Acquired Assets furnished to HMI by EHC pursuant to Part II.1.C of this Agreement, (ii) modifications made to the HMI Materials by anyone other than HMI and its authorized personnel working at HMI's direction; (iii) the combination, operation or use of the HMI Materials with any third-party equipment or software or other items that HMI did not supply to EHC (including, without limitation, any EHC provided or developed equipment or software); or (iv) failure to use any new or corrected versions of HMI Materials made available by HMI.

F. HMI does not warrant that the HMI Materials will be error-free or that its operation will be uninterrupted. The obligations set forth in this Part III.2.C and Part III.2.D (and related other sections) shall survive termination or expiration of this Agreement for injuries which arose prior to termination or expiration.

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

3.   ENGAGING APPLICATIONS

A.   EHC Engaging Applications.
     --------------------------

     (1) EHC may create applications that are designed to engage the consumer in the management of their health that utilize LHR, and that are separate from LHR, but which interact with LHR, provide data or other input to LHR, or use data or other output generated by LHR ("Engaging Applications"). HMI acknowledges that the Engaging Applications created by EHC are owned by and shall remain the sole property of EHC. * * * EHC shall, subject to Part
III.3.A (2) below, and in consideration of the revenue sharing scheme set forth in Part VI.1.F, offer to HMI * * *, nonexclusive, nontransferable, world-wide right and license to copy, reproduce, modify, translate and distribute (including sublicensing and marketing) copies of, and to prepare, have prepared,
* * *, and to perform, display and use such EHC Engaging Applications * * * for HMI's internal use and in conjunction with LHR. This license includes any and all Updates, Releases and new Versions of the Engaging Applications that may be provided to LHR from time to time. EXCEPT FOR THE WARRANTY PROVIDED IN PART III.3.C, EHC PROVIDES THE EHC ENGAGING APPLICATIONS SOLELY ON AN "AS-IS" BASIS.

     (2) During each twelve (12) month period following the Effective Date, EHC shall, with respect to any EHC Engaging Application the development of which is completed during such twelve (12) month period, and at the time of such completion, be entitled to designate to HMI (via a written notice) * * *; provided that EHC has not already, during such twelve (12) month period, designated more than one (1) other EHC Engaging Application as a Protected Engaging Application. EHC shall deliver any such EHC Engaging Applications which are not Protected Engaging Applications to HMI within six (6) months from its general release to EHC customers.

     (3) Should HMI create any Engaging Applications for general release to HMI's customers ("HMI Engaging Applications"), (i) EHC acknowledges that the Engaging Applications created by HMI are owned by and shall remain the sole property of HMI; * * * HMI shall, in consideration of the revenue sharing scheme set forth in Part VI.1.F, offer to EHC a * * *, nonexclusive, nontransferable, world-wide right and license to use and copy, as well as offer and distribute to End Users under HMI's standard license terms (pursuant to Part III.1.B), such HMI Engaging Applications solely for EHC's internal use and in conjunction with EHC's Web Site. In addition, EHC may sublicense HMI Engaging Applications to third parties under commercially reasonable terms; provided that such terms will be at least as protective of HMI's intellectual property (and intellectual property and other proprietary rights therein) as is the license to LHR granted to EHC in Part III.1 above. Should HMI be permitted to sublicense any third-party Engaging Applications to EHC, HMI may offer EHC the opportunity to purchase a sublicense to such third-party Engaging Applications. HMI shall deliver any such HMI Engaging Applications to EHC upon such HMI Engaging Applications general release to other HMI customers.

B. The license grant set forth in Part III.3.A(3) includes any and all Updates, Releases and new Versions of the HMI Engaging Applications that may be provided to EHC from time to time. EXCEPT FOR THE WARRANTY PROVIDED IN PART III.3.C, HMI PROVIDES THE HMI ENGAGING APPLICATIONS SOLELY ON AN "AS-IS" BASIS.

____________________________

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       with the Securities and Exchange Commission. Confidential treatment has
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C.   Each party warrants that its Engaging Applications licensed to the other party do not infringe any third party copyrights, patents or trademarks or misappropriate any trade secrets rights of a third party. If a third party brings an action against the licensee party making allegations which, if true, would constitute a breach of this warranty, or if the licensor party anticipates such an action, the licensor party shall have the option, at its expense, to:
(i) modify the Engaging Application to be noninfringing; or (ii) obtain for the licensee party a license to continue using the Engaging Application. This Part III.3.C and Part VII.2.C (in the case of HMI) and Part VII.2.B (in the case of EHC) state the licensor party's entire obligation to the licensee party and the licensee party's sole remedy with respect to any claim of intellectual property infringement for Engaging Applications. The obligation of each party set forth in this Part III.3.C (and related other sections) shall survive termination or expiration of this Agreement for injuries arising prior to termination or expiration.

4.   SOURCE CODE ESCROW

A. HMI agrees that it will deliver (subject to the terms and conditions of this Part III.4) within thirty (30) days after (i) the delivery of PMR to HMI, one (1) copy of the source code, (if any) for PMR (the "PMR Source Code"); (ii) the Effective Date, one (1) copy of the source code for each of such Tools (the "Health Tools Source Code"); (iii) the initial release of the Web-Based LHR or (with respect to Web-Based LHR) within 180 days of the Effective Date (whichever is shorter), one (1) copy of the source code for the Web-Based LHR, including the EHC version thereof; and (iv) the initial release of the Client-Based LHR, one (1) copy of the source code for the Client-Based LHR, including the EHC version thereof (the source code for Web-Based LHR and Client-Based LHR are collectively referred to as the "LHR Source Code") to Data Securities International, Inc. ("DSI"), 9555 Chesapeake Drive, Suite 200, San Diego, CA 92123. HMI and the EHC shall, promptly following the Effective Date, negotiate and execute a three party Technology Escrow Agreement with DSI governing the terms of the escrow arrangement and such Technology Escrow Agreement shall be attached and incorporated as Exhibit F to this Agreement. The source code delivered into escrow under this Part III.4.A means a copy of the code, libraries and other source components so that, when compiled, linked and otherwise manipulated to create the runtime/executable image for the delivered software, creates a complete and fully operational run-time/executable version of the delivered software.

B. The Technology Escrow Agreement shall provide the events under which EHC may exercise its rights to obtain access to all or any part of the Health Tools Source Code, the PMR Source Code and/or the LHR Source Code, however such conditions shall be limited as follows:

     (1) EHC may exercise its rights under the Technology Escrow Agreement and obtain access to Web-Based LHR Source Code, including the EHC version thereof, upon, subject to Part III.4.B(5) below: * * *

     (2) EHC may exercise its rights under the Technology Escrow Agreement and obtain access to Client-Based LHR Source Code, including the EHC version thereof, upon, subject to Part III.4.B(5) below: * * *

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                                       11

     (3) EHC may exercise its rights under the Technology Escrow Agreement and obtain access to the PMR Source Code upon termination of this Agreement for cause by EHC, subject to Part III.4.B(5) below, pursuant to Part VII.10.A, pursuant to Part VII.10.B or termination of this Agreement by HMI pursuant to
Part VII.5.

     (4) EHC may exercise its rights under the Technology Escrow Agreement and obtain access to the Health Tools Source Code upon, subject to Part III.4.B(5) below: (i) termination of this Agreement for cause by EHC pursuant to Part VII.10.A based upon a breach of Part III.2.B, Part III.4.A, Part III.4.C, Part IV.4.B, Part IV.4.C, Part IV.3.C(1) or (3), or Part VII.6; (iii) breach by HMI of the document which shall be developed pursuant to Part VII.7.A; (iv) termination of this Agreement by EHC pursuant to Part VII.10.B; or (v) termination of this Agreement by HMI pursuant to Part VII.5.

     (5) EHC may not exercise its rights, for any reason, under this Part III.4.B, except under Part III.4.B(3), with respect to a specific Source Code, for a period of * * * after the initial deposit of such Source Code into escrow. After such * * * period, EHC's exercise of its rights under pursuant to items
(1) through (4) of this Part III.4.B, and access to the applicable Source Code, shall be subject to HMI first being provided commercially reasonable time to resolve * * * issues, as defined by the parties under Part IV.3.C(1), plus an additional * * * cure period in which to resolve the condition triggering
EHC's exercise of rights under this Part III.4.B, during which the applicable Source Code will not be released from escrow and at the end of which the applicable source code shall remain in escrow if the condition has been resolved.

C. If and to the extent HMI makes available Updates, Releases or new Versions of LHR, the Health Talk Tool or the Health Vectors Tool, HMI shall: (i) deposit with DSI source code of such Updates or Releases on a semi-annual basis; and
(ii) deposit with DSI source code of such new Versions within ten (10) days of the release of such new Versions, so the escrow account remains current. All account renewal costs shall be borne by HMI, except that EHC will be responsible for paying the annual beneficiary fee.

D.   License to Source Code Upon Release.
     -----------------------------------

     (1)  Upon EHC obtaining access to the Web-Based LHR Source Code pursuant to
Part III.4.B, HMI grants EHC a non-terminable, worldwide, non-exclusive, fully paid-up right and license to use such LHR Source Code for any purposes relating to maintaining, enhancing, preparing derivative works of and supporting Web-Based LHR and finishing development of Web-Based LHR if initial release has not yet been achieved. All right, title and interest in and to derivative works made by EHC pursuant to this Part III.4 shall vest in EHC.

     (2) Upon EHC obtaining access to the Client-Based LHR Source Code pursuant to Part III.4.B, HMI grants EHC a non-terminable, worldwide, non-exclusive, full paid up right and license to use such LHR Source Code for any purposes relating to maintaining, enhancing, preparing derivative works of and supporting Client-Based LHR and finishing development of Client-Based LHR if initial release has not yet been achieved. All right, title and interest in and to derivative works made by EHC pursuant to this Part III.4 shall vest in EHC.

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                                       12

     (3) Upon EHC obtaining access to the PMR Source Code pursuant to Part III.4.B, HMI grants EHC a non-terminable, worldwide, non-exclusive right, fully paid up and license to use such PMR Source Code for any purposes relating to maintaining, enhancing, preparing derivative works of and supporting PMR, and finishing development of an initial release of PMR if not yet achieved. All right, title and interest in and to derivative works made by EHC pursuant to this Part III.4 shall vest in EHC.

     (4)  Upon EHC obtaining access to the Health Tools Source Code pursuant to
Part III.4.B, HMI grants EHC a non-terminable, worldwide, non-exclusive, fully paid up right and license to use such PMR Source Code for the any purposes relating to maintaining, enhancing, preparing derivative works of and supporting the Health Talk Tool and the Health Vectors Tool. All right, title and interest in and to derivative works made by EHC pursuant to this Part III.4 shall vest in EHC.

E. EHC acknowledges that the LHR Source Code, the PMR Source Code and the Health Tools Source Code constitute highly sensitive HMI Confidential Information. If EHC obtains access to the LHR Source Code, the PMR Source Code or the Health Tools Source Code as provided herein, it agrees to treat such Source Code as HMI Confidential Information pursuant to Part VII.6 and otherwise with at least the same degree of care as it treats the source code to its own proprietary programs, and further agrees that:

     (1) Such Source Code will be used solely for EHC's internal purposes as expressly permitted in Part III.4.D(1), and will not be made available to third parties for any reason;

     (2) Access to the such Source Code shall be strictly limited to employees of EHC who have a need to access such Source Code and who have been advised of the confidential proprietary nature of the such Source Code;

     (3) In the event EHC's access to such Source Code occurs outside of a termination of this Agreement by EHC pursuant to Part VII.10.A (for cause) or pursuant to Part VII.10.B or by HMI pursuant to Part VII.5, HMI's ongoing obligations under this Agreement with respect to such Source Code and the products such Source Code underlies (i.e., LHR, PMR or Health Talk Tool and the Health Vectors Tool, as applicable) shall cease. Without limiting the generality of the foregoing, such obligations include: (i) in the case of LHR, those contained in Part III.4, Part IV.1, Part IV.2.A, Part IV.2.B (if breach of
Part IV.2.B was the event upon which EHC exercised its right to obtain access to the Web-Based LHR Source Code) and Part IV.3; and (ii) in the case of the Health Talk Tool and the Health Vectors Tool, those contained in Part IV.4.

     (4) In the event EHC's access to such Source Code occurs in the context of a termination of this Agreement by EHC pursuant to Part VII.10.A (for cause) or pursuant to Part VII.10.B or by HMI pursuant to Part VII.5, EHC shall continue to be bound by the terms of Part III.1 of this Agreement with respect to any copies of LHR, PMR and the Health Talk Tool and the Health Vectors Tool in EHC's possession for as long as such products are in EHC's possession.

     (5) The revenue sharing provisions set forth in Part VI.1 shall cease to apply with respect to the products such Source Code underlies.

     (6) The * * * provisions set forth in Part V.2 shall cease to apply with respect to the products such Source Code underlies.

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PART IV.  DEVELOPMENT AND MAINTENANCE OF LHR

1.   EHC SERVICES

A. In conjunction with this Agreement, EHC shall provide to HMI a project manager on a full time basis and an architect, Mr. Lou Scalpati, on a half-time basis (the "EHC Employees"). Such EHC Employees shall provide consulting, software development and other professional services to HMI for the purposes of assisting in developing, maintaining and enhancing the Acquired Product, the Client-Based LHR and the Web-Based LHR consistent with the EHC Employees roles as an architect and project manager (collectively, "Services").

B. The EHC Employees shall execute HMI standard consulting agreement, a copy of which is attached hereto as Exhibit A (except that no payment shall be due to EHC or the EHC Employees under such agreement) and the HMI standard confidentiality agreement, a copy of which is attached hereto as Exhibit B.

2.   COMPLETION OF WEB-BASED LHR

A.   Process.  The currently existing Web-Based LHR will be further developed by
     -------
HMI with the assistance of the EHC Employees. HMI shall assign the equivalent of two full time employees (the "HMI EHC Resources") to assist in the development of the EHC LHR, including EHC Features (as defined below); provided that during the period before the initial release of the Web-Based LHR, the HMI EHC Resources shall assist in the development of such initial release of the Web-Based LHR. Furthermore, as agreed by the parties, during the period before the initial release of the Web-Based LHR, EHC and HMI shall meet to review the direction (technical and otherwise) of the Web-Based LHR. During the Term of this Agreement, EHC shall have a reasonable opportunity to provide comment on and approve, (such approval shall not be unreasonably withheld), the direction of the Web-Based LHR, in a timely manner, during the course of such meetings and during the development of the Web-Based LHR; however, HMI will retain final control over all aspects of the Web-Based LHR.

B.   Third Party Secured Site.

     (1) Before the release of the initial Web-Based LHR to EHC, HMI and EHC will mutually select a commercially reasonable third-party secured site provider (the "Third-Party Secured Site"), and HMI shall enter into a commercially reasonable agreement with such Third-Party Secured Site, at which to host LHR on HMI servers (i.e., servers specifically designated for HMI). Within sixty (60) days of LHR first being hosted at such Third-Party Secured Site, the parties shall negotiate in good faith a set of commercially reasonable service levels (e.g., availability of LHR on the host server) ("Service Levels") which shall be incorporated into this Agreement in the form of Exhibit E attached to this Agreement. HMI shall be responsible for all costs associated with the Third Party Secured Site.

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

     (2) Should a breach of this Agreement by HMI * * * occur that would not have occurred but for: (i) the hosting of LHR at the Third-Party Secured Site; or (ii) the associated services ancillary to the hosting of LHR at the Third-Party Site (e.g., telecommunications to and from the Third-Party Secured Site), then HMI shall have a reasonable period of time (not to exceed thirty (30) days) in which to work with the Third-Party Secured Site to identify and resolve the factors contributing to such breach. If such breach persists (or in HMI's opinion is likely to persist) following such period, HMI's sole obligation to EHC * * * under this Agreement shall be * * *.



3.   FUTURE DEVELOPMENTS AND MAINTENANCE OF LHR

A.   Future Development of LHR.  HMI, at its sole discretion may provide
     -------------------------
Updates, Releases or new Versions of LHR. As agreed by the parties, EHC and HMI shall meet to review the direction (technical and otherwise) of LHR. After the initial release of LHR, EHC shall have a reasonable opportunity to provide comment on and approve, (such approval shall not be unreasonably withheld), the direction of such Updates, Releases or new Versions of EHC's version of LHR, in a timely manner, when HMI seeks input during the development process; however, HMI will retain final control over all aspects of LHR.

B.   EHC LHR.  After the initial release of Web-Based LHR EHC may request that
     -------
certain EHC Features (as defined herein) be added to LHR to create a "Web-Based EHC LHR" (the EHC versions of the Web-Based LHR and the Client-Based LHR are collectively referred to as the "EHC LHR"). Upon the initial release of Web-Based LHR, and at EHC's request, the EHC Employees and the HMR Resources shall be used to assist in the creation of the EHC LHR as well as future Updates, Releases or new Versions of the EHC LHR. The EHC LHR and all EHC Features shall be and remain the property of HMI. "EHC Features" means a feature, data element or function not part of the then-current Version of LHR (or the EHC LHR, as applicable): (i) which is an original concept suggested by EHC; or (ii) which is a feature or function which HMI does not agree to incorporate as a Suitable Priority as part of LHR pursuant to this Part IV.3.B.

EHC shall provide its requested features and functions for LHR during the normal course of project planning for LHR. HMI shall in a reasonably timely manner decide to reject or incorporate such suggested features and functions into the next Version of LHR, or assign such features and functions a priority level for incorporation into the a future Version of LHR. If a feature or function is of a priority level which, in EHC's reasonable judgment, is too low for incorporation into LHR, the feature and function will be not of "Suitable Priority", for purposes of Part IV.3.B (ii). Notwithstanding the foregoing, HMI shall not have the right to reject an EHC Feature which will be incorporated into the EHC LHR, unless the EHC Feature, in HMI's reasonable discretion would result in a breach of any of the warranties contained in Part III.2, and HMI may also limit the programming resources used to develop an EHC Feature to the HMI EHC Resources. If the parties cannot agree that an EHC Feature is an "original concept" under of Part IV.3.B (i), then the parties shall resolve this issue through the binding arbitration procedures described in Part VII.11.D.

     (1) The parties shall use commercially reasonable efforts to maintain as much compatibility as is practicable between LHR and the EHC LHR.

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     (2)  For a period of * * * following such time as any EHC Feature has been incorporated, but in no event longer than * * * after the EHC Feature has been made available for incorporation, into any new Update, Release or Version of the EHC LHR ("EHC Exclusivity Period"), * * *. By way of clarification, this provision in no way restricts HMI from offering, licensing/distributing or otherwise providing a Client-Based LHR or Web Based LHR (or any new Updates, Releases or Versions thereof) to the extent that the Client-Based LHR or Web Based LHR does not include any EHC Features that are still within their EHC Exclusivity Period.

C.   Support.
     -------

     (1)  The parties shall mutually agree to support provisions, subject to
Part IV.3.C(3), relating to LHR that HMI will provide to EHC during the term of this Agreement and commencing upon the initial release of the LHR, or failing mutual agreement, the parties shall define such support provisions through the binding arbitration procedure described in Part VII.11.D.

     (2) HMI agrees that it will offer to EHC's end users, commercially reasonable end user support for the EHC LHR, subject to Part IV.3.C(3), at a commercially reasonable price. HMI shall offer the terms of such end user support for EHC's approval, which approval shall not be unreasonably withheld or delayed.

     (3) At any given time during the term of this Agreement, HMI shall, with respect to any particular Version of EHC LHR, provide support to EHC for such Version if and to the extent * * * have elapsed since the time such Version was the current (i.e., most recent)Version of the EHC LHR (each such Version for which HMI will provide support to EHC are hereinafter referred to as a "Supported Version").

4. FUTURE DEVELOPMENTS, TRAINING AND TECHNICAL SUPPORT FOR THE HEALTH TALK AND HEALTH VECTOR TOOLS

A. HMI, at its sole discretion may provide Updates, Releases or new Versions of the HealthTalk Tool and/or the Health Vector Tool.

B. HMI shall provide to EHC, at no cost to EHC, a total of three (3) days of training on the HealthTalk Tool and the Health Vector Tool at HMI's facilities, which may be used by EHC up to one (1) year after the Effective Date. HMI shall provide additional training as reasonably requested by EHC; provided that EHC will reimburse HMI for the direct costs incurred by HMI in providing such training to EHC (along with any reasonable out-of-pocket expenses incurred by HMI in providing such training to EHC).

C. HMI shall provide technical support to EHC for the current Versions of the Health Talk Tool and the Health Vectors Tool (and for the prior Version of such Tools for a commercially reasonable period of time following the release of the current Version of such Tools). EHC will reimburse HMI for the direct costs incurred by HMI in providing such technical support to EHC (along with any reasonable out-of-pocket expenses incurred by HMI in providing such technical support to EHC).

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PART V.   MARKETING AND QUALITY CONTROL; NONCOMPETITION; TRADEMARKS

1.   MARKETING AND GENERAL QUALITY CONTROL

A.   Marketing of LHR. EHC shall use commercially reasonable efforts to
     ----------------
advertise, promote and market the LHR to its end users and potential customers.

B.   General Quality Control.
     -----------------------

     (1) It is anticipated that EHC will "frame" or "embed" LHR in the EHC Web Site as a mechanism for accessing LHR. EHC warrants that any non-HMI content displayed or appearing to the end user in a "frame" or other similar mechanism including, without limitation, advertisements and the content accessed by selecting such advertisements, in conjunction with EHC's use of LHR shall not:
(a) constitute, or contain material that would constitute, libel, defamation or slander; (b) constitute, or contain material that would constitute, an invasion of the rights to publicity of any third party; or (c) infringe upon the IP Rights of any third party. Except as set forth in Part VII.2.B, EHC's exclusive liability and HMI's sole remedy for breach of this Part V.1.B(1) shall be for EHC to remove any content which is the subject of the warranty claim in a commercially reasonable timely fashion.

     (2) EHC shall not modify, edit, abbreviate, censor or limit LHR's content transmitted to EHC for display on the EHC Web Site through the LHR user interface, including HMR Marks in LHR, except for the specific "framing" contemplated in this Agreement.

     (3) Each party shall conduct its business in a fair and ethical manner, reflecting favorably upon the other party's software and the reputation, goodwill, image and the credibility of the other party.

2.   ***

A.   HMI agrees * * *

B. Within the United States and within any other country in which HMI does business and/or in which LHR (or any portion thereof) is marketed and/or licensed, EHC shall * * *.

C. Within the United States and any within any other country in which EHC does business and/or in which the EHC Web Site is marketed and/or licensed, HMI shall
* * *

D.   ***

E.   ***

F. Each party acknowledges and agrees that the * * * covenants placed on such party in this Part V.2 are reasonable and necessary to protect the legitimate interests of the other party and that any violation of such * * * covenants will result in irreparable injury to the other party. Each party hereby

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irrevocably waives any right to challenge or otherwise attempt to invalidate any of the restrictive covenants that such party is subject to, or any part(s) thereof. Each party agrees that, in the event it violates any of the restrictive covenants to which it is subject, the other party shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which such other party may be entitled at law or in equity. If it is determined that any of the * * * covenants set forth in this Part V.2, or any part(s) thereof, are illegal or unenforceable, it is the parties' intent that the scope of the covenant be reduced to conform to the requirements of law.

For so long as EHC remains a licensee of LHR and/or PMR in any form, and except as expressly set forth in this Agreement, both parties' obligation under this
Part V.2 shall survive the termination of this Agreement for any reason.

3.   HMI TRADEMARKS

A.   Trademark License Grant.
     -----------------------

     (1) HMI is the owner of the "Health Magic" trade name, "Health Talk" mark, U.S. Trademark Application Number 75/323223, the "Compass Man Design", U.S. Trademark Application Number 75/459701, as well as the rights to marks associated with the LHR developed by HMI specifically for use with LHR as LHR is presented on a customer's web site, whether a word, graphic, animated or sound mark (the "HMI Marks"). During the Term of this Agreement, HMI grants to EHC a non-exclusive license to use the HMI Marks in conjunction and integrated with EHC's software medical applications and services (the "Licensed Activities"). EHC will use the HMI Marks solely in connection with the Licensed Activities. HMI does not grant EHC the right to use the HMI Marks in connection with any products, services and/or business other than the Licensed Activities.

     (2) EHC will always use the HMI Marks on and in connection with the Licensed Activities in a style or size of print distinguishing it from accompanying wording or text. EHC will display the symbol "TM" to the right and slightly above the last letter of the HMI Marks identified by HMI as requiring a "TM" when displayed on promotional and other materials used in advertising and rendering the Licensed Activities.

     (3) Except as contemplated by this Agreement, the license to use the HMI Marks granted by Part V.3.A(1) of this Agreement may not be assigned or otherwise transferred by EHC. HMI does not grant, and nothing in this Agreement will be construed as granting, EHC the right to license, sublicense or authorize others to use the HMI Marks.

B.   Quality Control.
     ---------------

     (1) EHC's use of the HMI Marks and the nature and quality of the Licensed Activities promoted and marketed by EHC under the HMI Marks will at all times comply with HMI's written standards and specifications as provided to EHC. EHC will permit HMI to reasonably inspect any

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materials used by EHC in the promotion and marketing of the Licensed Activities under the HMI Marks and all other records relating to the quality of such activities.

     (2) EHC will provide HMI with "proofs" or draft "web pages" of all materials used in the identification and or promotion of the Licensed Activities under the HMI Marks for approval by HMI prior to their use which approval shall not be unreasonably withheld or delayed. Materials used in the identification and/or promotion of the Licensed Activities will include, but are not limited to, business cards, stationery, letterhead, web pages and promotional materials.

     (3) If HMI notifies EHC in writing that the Licensed Activities and/or any materials used by EHC in the promotion and marketing of the Licensed Activities do not meet the quality standards of HMI as reasonably determined by HMI, EHC will cease use the HMI Marks in any manner or in connection the Licensed Activities and materials in question. If, within sixty (60) days after receiving the above written notification from HMI, EHC cures or otherwise corrects to HMI's reasonable satisfaction the failure to meet the quality standards of HMI, EHC will be entitled to resume its use of the HMI Marks in connection with the promotion and marketing of the Licensed Activities.

C.   Trademark Ownership.
     -------------------

     (1) EHC acknowledges that, as between HMI and EHC, that HMI's rights in the HMI Marks are valid, that each is the exclusive property of HMI, and can lawfully be used only with the express license or consent of HMI. Specifically, as between HMI and EHC, EHC acknowledges HMI's common law rights in the HMI Marks. EHC will not at anytime do, or cause to be done any act or thing contesting or in any way impairing or intending to impair the validity of and/or HMI's rights, title and interest in and to the HMI Marks.

     (2) EHC will not in any manner represent that it owns the HMI Marks. EHC will not register or apply to register the HMI Marks either alone or in combination with any other word(s) and/or design(s), in any country, state or jurisdiction.

     (3) EHC acknowledges that its use of the HMI Marks will not create any rights, title, or interest in or to said mark in EHC's favor, but that all use of the HMI Marks by EHC will inure to the benefit of HMI.

--------------------------------------------------------------------------------
PART VI.  FINANCIAL STRUCTURE

1.   REVENUE SHARING

     Revenues shall be shared in accordance with the allocations described below, or as mutually agreed to by the parties from time to time. As used herein, "Revenue" shall mean gross revenue less reasonable amounts paid for commissions reasonable in light of industry standards and consistent with industry standards for third-party commissions (EHC's current internal sales commission is * * *), and other reasonable direct costs.

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                                       19
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A.   Advertising.  Any advertising Revenue generated by the EHC Web Site's use
     -----------
of the LHR pages, including without limitation, advertisements framing LHR, or "pop-up" advertising, shall be shared between EHC and HMI with * * * of such Revenues allocated to EHC and * * * of such Revenues to HMI. Such advertising can be sold either by HMI and shared with EHC or it can be part of EHC's advertising inventory and shared with HMI.

B.   Sponsorship.  Any Revenues generated through sponsorship related to LHR or
     -----------
LHR pages shall be shared between EHC and HMI with * * * of such Revenues allocated to EHC and 70% of such Revenues to HMI.

C.   Electronic Data Interchange (EDI).  Any Revenues generated through EDI
     ---------------------------------
agreements reasonably related to LHR shall be shared between EHC and HMI with
* * * of such Revenues allocated to EHC and * * * of such revenues to HMI. The Revenue split for EDI shall be equitably adjusted to the extent that HMI maintains and administers less than all of the additional programs, services and support required to connect to the EDI exchange partner. As used herein, "EDI" shall mean any arrangements which causes data to be transmitted in or out of LHR repository to a third party (other than a consumer) without the use of the consumer-oriented LHR front-end application.

D.   Clinical Research Organizations (CRO).  Any Revenues generated through CRO
     -------------------------------------
Transaction reasonably related to LHR shall be shared between EHC and HMI with
* * * of such Revenues allocated to EHC and * * * of such Revenues to HMI. As used herein, a "CRO Transaction" shall occur where any individual selects a study (research) offer on the EHC Web Site where the study offer was directed to the individual based on information found in the individual's LHR record.

E.   Electronic Commerce (EC).  The parties agree to negotiate in good faith the
     ------------------------
sharing of revenues generated through EC opportunities reasonably related to LHR as such opportunities arise.

F.   Engaging Applications.  Any revenues generated by either party through an
     ---------------------
HMI or EHC Engaging Application shall be shared between EHC and HMI with * * * of such revenues allocated to the party who developed the Engaging Application and * * * of such revenues to the other party; provided, however, that HMI shall not be required to share revenue pursuant to this Part VI.1.F for HMI Engaging Applications if HMI was responsible for generating such revenue; provided that the HMI Engaging Application is not a derivative work of an EHC Engaging Application. If and to the extent revenues generated by an EHC Engaging Application are subject to sharing pursuant to this Part VI.1.F and any other revenue sharing provisions in this Part VI.1, such revenues shall be shared pursuant to such other revenue sharing provisions, with the sharing of any revenues generated by such EHC Engaging Application which are not subject to such other revenue sharing provisions being determined by this Part VI.1.F.

G.   Health Tool Applications. EHC shall, with respect to any Health Tool
     ------------------------
Application created by EHC which is not reasonably related to LHR and which is not "framed" by or "embedded" within any EHC web site content, pay to HMI a portion of the revenue received by EHC pursuant to any transaction of which the licensing of such Health Tool Application to a third party is a part, in a manner and to an extent that equitably reflects the relative value of each party's contribution to the transaction (with

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

HMI's contribution being the extent to which the Health Vectors Tool and/or the Health Talk Tool enabled the development of such Health Tool Application). In light of the foregoing, such portion shall be as mutually agreed upon by the parties.

H.     * * *

2.     AUDITS

       Each party shall maintain sufficient records to track the revenues generated under Part VI.1. Either party shall have the right to audit, on a reasonable basis, the other party's records and agreements to confirm the accuracy of the revenues reported by such party and compliance with the other terms and conditions of this Agreement. Such audits shall be at the requesting party's expense, unless the audit reflects a discrepancy of * * * percent or more in favor of the other party , in which case, the audited party shall reimburse the other party for the costs of the audit. In the event of a underpayment, the audited party, within a reasonable period of time, shall pay the discrepancy together with interest at a rate of the lesser of (i) one-and-one-half percent (1 1/2%) per month from the date the discrepancy occurred; or
(ii) the maximum amount allowed by applicable law. In the event of an overpayment, the auditing party shall, within a reasonable period of time, refund the amount over paid.

3.     OPPORTUNITIES FOR REVENUE SHARING

       In instances where EHC derives revenue from any product or services it markets, offers or provides in which there is a component made up entirely or in part of products or services (or a group of products or services) for which revenue sharing applies under this Part VI.1, if a group of such products and services are priced together, or if one or more of the products and services are given to an End User free of charge (or at a significant discount) as part of a deal where the End User buys some products or services and gets some products or services for free (or at a significant discount), then the portion of the revenue received by EHC that is allocated to the revenue sharing product or service will be determined by looking at EHC's separate suggested retail prices of all products and services that are "bundled" together, and determining what proportion the suggested retail price of each revenue sharing product or service bear to the total suggested retail prices of all the products or services bundled together; and then that proportion of the total amount received would be allocated to such revenue sharing product or service.

4.     REVENUE SHARING PROCEDURES

       The procedures for the reporting, invoicing and payment of revenues shall be mutually agreed to by the parties under commercially reasonable terms and conditions.

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       with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       21
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5.     * * * STATUS

       * * *

6.     * * * REVENUES TO HMI

       Until HMI has received a cumulative amount of * * * in Revenues from the revenue sharing opportunities under Part VI.1, HMI shall receive * * * from such opportunities* * *

7.     BINDING ARBITRATION FOR RESOLUTION OF REVENUE SHARING DISPUTES

Should the informal dispute resolution procedure fail to resolve a dispute between the parties with regard to the provisions of this Part VI, including without limitation the amount and character of such revenue sharing, such dispute shall be resolved by binding arbitration as described in Part VII.11.D.

8.     COST OF PERFORMANCE

       Except as otherwise set forth herein, neither party shall be obligated to pay any taxes of the other or any other expenses which the other party may be liable for based upon or in connection with the transactions contemplated by this Agreement.

9.     SURVIVAL OF REVENUE SHARING

A. For so long as EHC remains a licensee of LHR and/or PMR in any form, and except as expressly set forth in this Agreement, both parties' obligations under this Part VI shall survive the termination of this Agreement for any reason.

________________________________________________________________________________
PART VII. COMMON TERMS AND CONDITIONS

1.     WARRANTY DISCLAIMER

A. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT BY EACH PARTY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

2.     GENERAL INDEMNIFICATION

A. If, as a result of HMI's negligence or intentional tortious conduct, EHC or EHC's employees suffer personal injury or damage to tangible property, HMI will reimburse EHC for that portion of any claims EHC actually pays for which HMI is legally liable. If, as a result of EHC's negligence or intentional tortious conduct, HMI or HMI's employees suffer personal injury or damage to tangible

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                                       22
property, EHC will reimburse HMI for that portion of any claims HMI actually pays for which EHC is legally liable.

B. EHC agrees that, in the event a third party brings an action against HMI based upon a: (i) claimed breach of any of the representations and warranties being provided by EHC in Part II.2 of this Agreement; (ii) breach of its obligations pursuant to Part V.1.B of this Agreement; (iii) breach of its security and other obligations with respect to End User Data pursuant to Part VII.7; (iv) breach of its confidentiality obligations pursuant to Part VII.6 of this Agreement or (v) breach of the warranties being provided by EHC in Part III.3.C or Part V.1.B (to the extent that content developed and owned by EHC is responsible for the breach of Part V.1.B) of this Agreement, EHC will indemnify, hold harmless, and defend HMI from and against any and all damages, costs, losses, claims, causes of action and lawsuits and expenses, including reasonable attorneys' fees. * * *

C. HMI agrees that, in the event a third party brings an action against EHC based upon a: (i) claimed breach of any of the representations and warranties being provided by HMI in Part III.2.A of this Agreement; (ii) claim that the execution by HMI of this Agreement or compliance by HMI with its terms and conditions conflicts with or causes a breach or violation of any other agreement; (iii) an error or omission in LHR; (iv) breach of its security and other obligations with respect to End User Data pursuant to Part VII.7; (v) breach of its confidentiality obligations pursuant to Part VII.6 of this Agreement; or (vi) breach of the warranties being provided by HMI in Part III.2.C, (to the extent that content developed and owned by HMI is responsible for the breach of Part III.2.C), Part III.2.D or Part III.3.C of this Agreement, HMI will indemnify, hold harmless, and defend EHC from and against any and all damages, costs, losses, claims, causes of action and lawsuits and expenses, including reasonable attorneys' fees.

3.     INDEMNIFICATION PROCEDURES

A.     Notice.  Promptly after receipt by any entity entitled to indemnification
       ------
under this Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to the appropriate provision of this Agreement, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election"). The indemnitor shall reimburse the indemnitee for all costs and expenses incurred by the indemnitee in responding to such action or proceeding during the period between when the indemnitee has notified the indemnitor of the claim in writing and when the indemnitor delivers a Notice of Election in response or the expiration of the required notice period for the Notice of Election to be delivered, whichever comes first.

B.     Procedure Following Notice of Election.  If the indemnitor delivers a
       --------------------------------------
Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over

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                                       23
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the defense and settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election and has assumed its obligations under this Part VII.3 relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

C.     Procedure Where No Notice of Election Is Delivered. If the indemnitor
       --------------------------------------------------
does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

4.     LIMITATION OF LIABILITY

       To the maximum extent permitted by applicable law, each party's entire liability and the other party's exclusive remedy for damages from any event or claim arising under or relating to this Agreement, for any cause whatsoever, and regardless of the form of action, whether in contract or in tort or any other theory of liability (including, without limitation, breach of warranty and negligence), will be limited as follows:

A.     Each party will be liable for direct damages only, * * *

B. In no event will either party be liable for any lost profits, loss of business, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary or punitive damages, even if advised of the possibility of such damages.

C. The foregoing limitations shall not apply to: (i) claims that are the subject of indemnification pursuant to Part VII.2; or (ii) claims arising out of the breach of Part V.2, Part VI.1 (but only to the extent of unpaid revenues plus accrued interest), or Part VII.6.

D. Each party shall have a duty to mitigate damages for which the other party is responsible.

E. The remedies expressly stated in this Agreement are the sole and exclusive remedies of either party. The limitations of liability set forth in this Part VII.4 will survive the failure of any limited or exclusive remedy set forth in this Agreement and the expiration or termination of this Agreement.

5.     FORCE MAJEURE

       Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of any act of God, cause

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                                       24
outside of the party's reasonable control or other force majeure; provided that, such party promptly gives to the other party written notice of the condition and undertakes commercially reasonable efforts to circumvent the cause of the delay or minimize the extent of the delay. In any such event, the time for performance or cure will be extended for a period equal to the duration of the delay, not to exceed four (4) weeks. If the notifying party does not resume performance of such obligations or cure such breach before the end of such four (4) week period, the other party will be entitled to terminate the Agreement immediately without any obligation or liability to the delayed party for doing so.

6.     NONDISCLOSURE

A. Each party acknowledges that it may be furnished with or may otherwise receive or have access to non-public information which relates to past, present or future research, development, improvements, inventions, processes, software, techniques, designs or other technical data, contact lists or other compilations for marketing or development, or regarding administrative, management, financial or marketing activities of HMI, EHC or other third parties which have provided information to HMI or EHC. "Confidential Information" is all information (i) identified in written, graphic electronic or oral format by the Disclosing Party as confidential, trade secret or proprietary information, or (ii) or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as Confidential Information. "Disclosing Party" is the party disclosing Confidential Information. "Receiving Party" is the party receiving Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall be deemed to include End-User Data and data about end users contained in Health Vectors, and the terms and conditions of this Agreement.

B. All Confidential Information furnished or otherwise disclosed to either party in the course of performing this Agreement shall remain the property of and be deemed proprietary and confidential to the Disclosing Party (with the exception of End-User Data which shall be deemed, for the purposes of protecting the confidentiality of such End-User Data under this Agreement, to be confidential to the Disclosing Party). Without limiting the foregoing, the Receiving Party agrees: (a) to the extent permitted by applicable law, to hold such Confidential Information in strict confidence and in trust for the Disclosing Party; (b) to use the same degree of care in protecting the Confidential Information for which it protects its own such confidential information of like nature, but in no instance with less than reasonable care to protect such Confidential Information against unauthorized use or disclosure; and (c) to restrict disclosure of such Confidential Information to its employees who (i) are directly participating in the performance of this Agreement; (ii) have a need to know such Confidential Information; and (iii) have, upon the request of the Disclosing Party as a prerequisite to the release of Confidential Information, executed an employee nondisclosure agreement in a form mutually acceptable to the Disclosing Party and the Receiving Party.

C. The Receiving Party further agrees that, with regard to Confidential Information which it has received or itself generated, it will not disclose or allow to be disclosed any such Confidential Information to any third party, including, without limitation, any subsidiary, Affiliate, joint venture, any other contractual, cooperative, or affiliated entity of the such third party, or any independent entity without the express prior written consent of the Disclosing Party, which consent the Disclosing Party may give or withhold in its sole discretion unless disclosure of such Confidential Information is required by applicable law. If a Disclosing Party consents to the disclosure of such Confidential Information to any such third party, such disclosure shall not be made until Receiving Party, the Disclosing Party and the third party have entered into a non-disclosure agreement in a form acceptable to the Disclosing Party.

D. The Receiving Party shall not reproduce, disclose or use Confidential Information, except for the sole purpose of performing its obligations under this Agreement or in accordance with applicable law. Without limiting the generality of the preceding sentence, the Receiving Party may not use Confidential Information which it has received, collected or itself generated for purposes other than performing its obligations under this Agreement without the prior written consent of the Disclosing Party.

E. The limitations on reproduction, disclosure, or use of Confidential Information shall not apply to, and neither party shall be liable for, reproduction, disclosure, or use of any particular Confidential Information of the other that:

       (1) was developed independently by the Receiving Party prior to the receipt of any Confidential Information under this Agreement, as evidenced by written documents prepared or received by such party prior to the receipt of any Confidential Information under this Agreement;

       (2) was received without any obligation of confidentiality from a third party that was rightfully in possession of such information and had the right to disclose it to the Receiving Party without an obligation of confidentiality;

       (3) has been published or otherwise disclosed to others by the Disclosing Party without restrictions, or has come within the public knowledge or become generally known to the public without breach of this Agreement;

       (4) is a derivative of End-User Data (or data about end users contained in Health Vectors) that is of a statistical/demographic nature and provided in an anonymous form, as an aggregate of the similar information of multiple end users that does not individually identify specific end users (e.g., the number of LHR end users who are males between the ages of 25 and 40 reporting a particular condition); or

       (5) is legally required to be disclosed pursuant to a judicial order (provided that, prior to such disclosure, the party ordered to make such a disclosure promptly informs the other of the order).

The party seeking the protection of any of items (1) through (5) above shall bear the burden of proof with respect to any such exception. Immediately upon receipt by the Receiving Party of any request to release, disclose or use Confidential Information, where such release, disclosure or use is required by applicable law and is otherwise in contravention to the terms and conditions of this Agreement, Receiving Party shall provide Disclosing Party written notice of such request. Such notice shall be calculated to be sufficiently descriptive and in advance of any such release, disclosure or use so as to allow Disclosing Party the opportunity to raise any appropriate objections. Disclosing Party shall be solely responsible for raising such objections and shall bear all costs, including legal costs, associated with such objections. Confidential Information may be disclosed on a need to know basis to the accountants and attorneys of the Receiving Party without the consent of the Disclosing Party.

F. Should the Receiving Party receive information with uncertain status, the Receiving Party agrees to treat such information as Confidential Information until it receives written verification from the Disclosing Party that such information is not Confidential Information.

G. Neither the execution of this Agreement, nor the furnishing of any Confidential Information by the Disclosing Party or the Receiving Party shall be construed as granting to either party expressly, by implication, by estoppel or otherwise, any license under any trademark, copyright, invention or other proprietary right now or hereafter owned or controlled by the party furnishing such information.

H. Except as otherwise set forth in this Agreement, upon termination or expiration of this Agreement for any reason, the Receiving Party shall, at the Disclosing Party's option, either return or destroy all Confidential Information, and shall destroy all analyses, compilations, forecasts, studies and other documents based upon or derived from such Confidential Information, and in each case shall retain no copies and shall cause an officer of the Receiving Party to certify in writing that it has complied fully with its obligations under this Part VII.6.H.

I. With regard to Confidential Information which either party has received or itself generated, in the event either party becomes aware of any release, disclosure or use of such Confidential Information which has not been authorized by this Agreement, it will promptly, at its sole expense, (i) notify the Disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the Disclosing Party to minimize such unauthorized release, distribution or use and any damage to the Disclosing Party resulting therefrom; and (iii) to the extent permitted by applicable law, cooperate in all reasonable respects with the Disclosing Party to minimize any such release, distribution, use and damage. The Receiving Party shall be considered to have cured its breach of this Part VII.6 provided that: (i) the Receiving Party has taken commercially reasonable efforts to modify its nondisclosure procedures and educate its personnel to reduce the likelihood of similar breaches of this Part VII.6; and (ii) the Receiving Party has made commercially reasonable efforts to limit further disclosures by the person(s) or entity(ies) to whom unauthorized disclosure was made.

J. The provisions of this Part VII.6 shall survive the termination or expiration of this Agreement for any reason for a period of five (5) years; provided, however, that such provision shall continue to apply: (i) to End-User Data; (ii) to the LHR Source Code, PMR Source Code, EHC Engaging Applications Source Code and Health Tools Source Code; and (iii) as necessary to comply with any applicable laws, regulations, ordinances and codes.

7.     RIGHTS IN DATA; SECURITY

A. Within ninety (90) days of the Effective Date, the parties shall in good faith commence negotiations to mutually agree upon a set of standards to govern:
(i) the location of particular elements or types of End-User Data, as between LHR and the EHC Web Site; (ii) the presentation of derivatives of End-User Data to third parties; (iii) physical and logical security measures to safeguard against the unauthorized alteration of access to, or destruction or loss of, End User Data; (iv) use of End-User Data that is specific to a particular end user but provided in a "blinded" fashion that does not reveal identifying data about such end user) and (v) other security policies related to HMI's and EHC's uses of End User Data (items (i) through (iv) collectively, the "End-User Data Standards"). Such Standards will be based on, or take into account standards or guidelines promulgated by: (i) federal or applicable state or local governmental organizations; and (ii) industry recognized groups/organizations. If the parties are unable to agree upon the End-User Data Standards within a reasonable time frame, the parties shall mutually agree on one expert to resolve (in a binding manner) the differences between the parties preventing such agreement. If the parties cannot agree on an expert, the expert shall be nominated by the arbitration panel identified in Part VII.11.D.

B. Once established and agreed upon, each party shall be bound by and comply with such End-User Data Standards.

C. Notwithstanding Part VII.7.A and Part VII.7.B above, HMI shall have: (i) the right to provide market research or data analysis on the whole of LHR (i.e., on all End User Data contained in LHR including, without limitation, the EHC Sourced End-User Data aggregated with end user data from other

LHR customers) to third parties as specified in Part VI.1.H; and (ii) ongoing access to EHC Sourced End-User Data as necessary to perform its obligations under this Agreement including, without limitation, the ongoing maintenance, support and enhancement of LHR (or the EHC LHR as the case may be).

8.     DIGITAL SECURITY

       To restrict access to LHR to authorized end users whose identity has been verified, and to secure transmission of information over the Internet between such end users and HMI, when using LHR, access to, and use of, LHR is protected by a Digital Certificate based public-key encryption process. Accordingly, prior to using LHR, end users shall be required to present a Digital Certificate to HMI from an HMI approved Certifying Authority. Upon end user request, HMI will serve as the Certifying Authority and issue an HMI Digital Certificate to the end user. If the end user elects to obtain the Digital Certificate from an HMI approved Certifying Authority (as opposed to HMI), the end user will be responsible for any costs associated with acquiring such Digital Certificate.

9.     INSURANCE

       Each party will have and maintain in force the following insurance coverages:

A. Comprehensive or Commercial General Liability Insurance, including Products, Completed Operations Liability and Personal Injury, Blanket Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property * * *

B. Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees or agents of the insured party, acting alone or in collusion with others, including the property and funds of others in their care, custody or control* * *

C. Errors and Omissions Liability Insurance covering the liability for financial loss due to error, omission, negligence of employees and machine malfunction * * *

D. Software Errors and Omissions Liability Insurance covering the liability for financial loss due to software errors and omissions * * *

Each party shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to the other party prior to any modification, cancellation or non-renewal of the policies.

10.    TERMINATION

A. If either party believes that the other party has failed in any material respect to perform its obligations under this Agreement, then that party may provide written notice to the breaching party

_____________________
* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

describing the alleged failure in reasonable detail. If the breaching party does not, within thirty (30) calendar days after receiving such written notice, either (i) cure the material failure or (ii) if the breach is not one that can reasonably be cured within thirty (30) calendar days, develop a plan to cure the failure and diligently proceed according to the plan until the material failure has been cured, then the non-breaching party may terminate this Agreement for cause by providing written notice to the non-breaching party. Termination of this Agreement will be in addition to, and not in lieu of, other remedies available to the terminating party under this Agreement.

B. Either party may terminate this Agreement by giving the other party prior written notice and designating a date upon which such termination shall be effective if the notifying party makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, that is not dismissed within one hundred and twenty (120) days, or has wound up or liquidated, voluntarily or otherwise.

C. Within thirty (30) days after the expiration or termination of this Agreement for any reason: (i) EHC shall cease all use of and, at HMI's election, return to HMI or destroy the original and all copies (including partial copies) of all software, documentation, all HMI Confidential Information, and any other products or materials licensed or otherwise provided to EHC under this Agreement (including, without limitation, LHR, the Acquired Assets, PMR, the Health Talk Tool and the Health Vectors Tool and HMI or third-party Engaging Applications) for which EHC does not possess a valid license that expressly by its terms survives the expiration or termination of this Agreement ("HMI Items"); (ii) all rights granted to EHC in and to such HMI items shall terminate; (iii) HMI shall cease all use of and, at EHC's election, return to EHC or destroy all EHC Engaging Applications licensed or otherwise provided to HMI pursuant to this Agreement, as well as return to EHC or destroy the original and all copies (including partial copies) of all EHC Confidential Information and any other products or materials licensed or otherwise provided to HMI under this Agreement; and (iv) all rights granted to HMI in and to such products shall terminate. Each party shall certify in writing to the other party that it has fully performed its obligations under this paragraph.

11.    LAW AND DISPUTES

A. This Agreement will be governed by the laws of the State of Delaware, without regard to any provision of Delaware law that would require or permit the application of the substantive law of any other jurisdiction.

B.     Informal Dispute Resolution.
       ---------------------------

       (1) Prior to the initiation of formal dispute resolution procedures, the parties shall first attempt to resolve their dispute informally, as follows:

             a) Upon the written request of a party, each party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

             b) The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

             c) During the course of discussion, all reasonable requests made by one party to another for nonprivileged information, reasonably related to this Agreement, shall be honored in order that each of the parties may be fully advised of the other's position.

             d) The specific format for the discussions shall be left to the discretion of the designated representatives.

       (2) Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

             a) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

             b) thirty (30) days after the initial written request to appoint a designated representative pursuant to Paragraph (a) above (this period shall be deemed to run notwithstanding any claim that the process described in this Part VII.11.B was not followed or completed).

       (3) Part VII.11.B shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors.

C.     Immediate Injunctive Relief.
       ---------------------------

       The parties agree that the only circumstance in which disputes between them shall not be subject to the provisions of Part VII.11.B is where a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relieve shall pay all of the costs and attorneys' fees of the party successfully challenging the pleading.

D.     Binding Arbitration.
       -------------------

       (1) Subject to Part VII.11.B above, and only where a particular part of this Agreement calls for arbitration between the parties, such question or dispute arising out of or relating to this Agreement will be determined by binding arbitration in the location of the principal place of a business of the party who does not make the initial claim for arbitration, under the American Arbitration Association ("AAA") Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof, as modified by this Agreement.

       (2)   There will be one arbitrator selected by the parties within ten
(10) days of the arbitration demand or if not, by the AAA from its Large, Complex Case Panel (or have similar professional credentials), who shall be an attorney with at least fifteen (15) years commercial law experience. Any issues about whether a claim is covered by this Agreement will be determined by the arbitrator.

       (3) As may be shown to be necessary to ensure a fair hearing: the arbitrator may authorize limited discovery; and may enter pre-hearing orders regarding, without limitation, scheduling, document exchange, witness disclosure and issues to be heard. The arbitrator will not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

     (4) The parties agree that the arbitrator will be directed to use best efforts to: (i) hold a private hearing within sixty (60) days after the initial demand for arbitration; (ii) conclude the hearing within three (3) days; and
(iii) provide his or her written decision not later than fourteen (14) days after the hearing. In making the decision and award, the arbitrator shall apply the applicable substantive law. Absent fraud, collusion or willful misconduct by the arbitrator, the arbitrator's award will be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator will award attorneys' fees and costs to the prevailing party but will have no authority to award any damages that are excluded by the terms and conditions of this Agreement. Either party will have the right to apply at any time to a judicial authority for appropriate injunctive or other interim or provisional relief, and will not by doing so be deemed to have breached its agreement to arbitrate or to have affected the powers reserved to the arbitrator.

     (5) Neither party nor the arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both parties.

E. Both HMI and EHC agree to comply fully with all relevant export laws and regulations of the United States to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

F. No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that (i) proceedings related to violation of a party's proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and
(ii) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

12.  GENERAL

A. Any notice or other communication required or permitted to be made or given by either party pursuant to this Agreement will be in writing, and will be deemed to have been duly given: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this section; or
(iii) when delivered if delivered personally or sent by express courier service. All notices will be sent to the other party at its address as set forth below or at such other address as such party will have specified in a notice given in accordance with this section:

             ----------------------------------------------------------------------------------
             In the case of EHC:                             With a copy to:
             ----------------------------------------------------------------------------------
               Empower Health Corporation, Inc.              Latham & Watkins
               8920 Business Park Drive                      135 Commonwealth Ave.
               Austin, TX  78759                             Menlo Park, Ca 94025

               Attn: Chief Financial                         Attn: Anthony Richmond
               Fax:                                          Fax:  650 463-2600

             ----------------------------------------------------------------------------------
             In the case of HMI:                             With a copy to:
             ----------------------------------------------------------------------------------
             HealthMagic, Inc.                               Shaw, Pittman, Potts & Trowbridge
             1444 Wazee Street, Suite 210                    1501 Farm Credit Drive
             Denver, Colorado 80202                          McLean, Virginia 22102-0500

             Attn:  Calvin Wiese                             Attn:  Steven Meltzer, Esq.
             Fax:  407 975 1548                              Fax:  703-821-2397
             ----------------------------------------------------------------------------------

             ----------------------------------------------------------------------------------

B. Each party will act in good faith in its performance of this Agreement and will not unreasonably delay or withhold the giving of any consent, decision or approval that is either requested by the other party or is reasonably required by the other party in order to perform its responsibilities in accordance with this Agreement.

C.     Assignment/Change in Control.
       -----------------------------

       (1) Neither party may assign, delegate or otherwise transfer any right or obligation set forth in this Agreement without the other party's prior written consent, except (subject to Part VII.12.C(2)) that a party may assign any right or obligation set forth in this Agreement to an Affiliate or to a successor entity in the event of a merger, consolidation or sale of such party's business or all or substantially all of such party's stock or assets, provided the assignee agrees in writing to assume all of the assignor's obligations and liabilities under this Agreement, and provided further that the substitution of the rights of the assignee for the rights of the assignor does not materially increase the scope of, in the case of EHC, EHC's use of HMI Materials and HMI or third party Engaging Applications, or in the case of HMI, HMI's use of EHC Engaging Applications, or materially increase the burden or risk imposed on the other party by this Agreement. Any purported assignment in violation of the preceding sentence will be void and of no effect. This Agreement will be binding upon the parties' respective successors and permitted assigns.

       (2) Immediately upon Control of HMI passing to an individual entity (or a group of entities in the aggregate each of) whose main business is the manufacture and/or sale of pharmaceuticals, tobacco products or insurance or to a Direct Competitor of EHC, or Control of EHC passing to an entity who is a Direct Competitor of HMI: * * * At the end of such transition period: (i) EHC shall cease all

____________

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

use of and, at HMI's election, return to HMI or destroy all HMI products licensed or otherwise provided to EHC pursuant to this Agreement (including, without limitation, LHR, the Acquired Assets, PMR, the Health Talk Tool and the Health Vectors Tool and HMI or third party Engaging Applications, including source code); (ii) all rights granted to EHC in and to such products shall terminate; (iii) HMI shall cease all use of and, at EHC's election, return to EHC or destroy all EHC Engaging Applications, including source code, licensed or otherwise provided to HMI pursuant to this Agreement; and (iv) all rights granted to HMI in and to such products shall terminate. For the purposes of this Agreement, "Control" shall mean the legal, beneficial, or equitable ownership, directly or indirectly, of more than fifty percent (50%) of a class of the capital stock of HMI ordinarily having voting rights. "Direct Competitor of EHC" and "Direct Competitor of HMI" shall be defined by mutual agreement of the parties, or failing mutual agreement through the binding arbitration procedure described in Part VII.11.D.

D. Except as otherwise permitted by the terms of this Agreement, all media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be coordinated with and approved by other party prior to release. Notwithstanding the preceding sentence, HMI may identify Empower as a client and generally state the nature of HMI's relationship with EHC provided that HMI shall first obtain the written consent of EHC, which consent shall not be unreasonably withheld or delayed.

E. There are no intended third party beneficiaries of any provision of this Agreement.

F. EHC and HMI are and will remain independent contractors with respect to all performance rendered pursuant to this Agreement. Neither EHC nor any employee or agent of EHC will be considered an employee or agent of HMI for any purpose. Neither HMI nor any employee or agent of HMI will be considered an employee or agent of EHC for any purpose. Neither party, nor its employees, will have any authority to bind or make commitments on behalf of the other party for any purpose, nor will it or they hold itself or themselves out as having such authority. Each party will be solely responsible for supervising, providing daily direction and control, paying the salaries (including withholding of income taxes and social security), worker's compensation, disability benefits and the like of its personnel.

G. The provisions of this Agreement will be deemed severable, and the unenforceability of any one or more provisions will not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties will substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

H. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of such right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party. If either party waives any right, power or remedy, such waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

I. Any provisions of this Agreement that by their sense and context contemplate continued performance or observance by one or both parties following the expiration or termination for any reason of this Agreement will survive any such expiration or termination.

J. Headings used in this Agreement are for convenience of reference only, and will not be used to interpret or construe this Agreement.

K. The Exhibits referred to in and attached to this Agreement are made a part of it as if fully included in the text.

L. This Agreement constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement. This Agreement may be modified or amended solely in a writing signed by both parties.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

By signing below, each party acknowledges that it has read this Software Sale, License and Development Agreement, understands it and, intending to be legally bound by this Agreement, has caused its authorized representative to execute this Agreement as of the date first written above.

HealthMagic, Inc. (HMI)               Empower Health Corporation (EHC)

By: /s/ Calvin Wiese                  By: /s/ Donald Hackett
   ---------------------------           ------------------------------

Name: Calvin Wiese                    Name: Donald Hackett
     -------------------------             ----------------------------
Title: Chairman & President           Title: CEO
      ------------------------              ---------------------------

                                   EXHIBIT A

                     TERMS AND CONDITIONS FOR EHC SERVICES

Please see the attached HMI consulting services agreement.

                                   EXHIBIT B

                          CONFIDENTIALITY  AGREEMENT

Please see the attached HMI Confidentiality Agreement

                                   EXHIBIT C

                          WARRANTY DISCLOSURES BY EHC


2.A  The following licenses can not be verified:
          Pull-down calendar control
          All Icons and graphic backgrounds


  The following third party software toolkits are included in the PMR:
          Stingray Software
               Objective Grid
               Objective Toolkit
               Objective Chart


2.G  Third parties involved in the development:
          Superior Consultant
          Microsoft Corporation

                                   EXHIBIT D

                    DEFINITION OF "PERSONAL MEDICAL RECORD"


"Personal Medical Record" means a repository of health information throughout the life of the consumer or individual which includes all of the following:

     (1) The medical records maintained by providers, health plans, laboratories, nursing homes, home care enterprises, etc, as well as summaries of such information;

     (2) A place for the consumer to deposit health status information (so that the information can be compared over time);

     (3) A mechanism whereby providers, health plans and employers can monitor compliance; and

     (4) A Universal Patient Index Service containing demographic and transactional information, as well as various identifiers about the individual.

                                   EXHIBIT E

                            SERVICE LEVEL AGREEMENT


This Exhibit E to be completed by the parties within sixty (60) days of LHR first being hosted at the Third-Party Secured Site.

                                   EXHIBIT F

                          TECHNOLOGY ESCROW AGREEMENT